Exhibit 3.3

                                                                                                                                                                                                              FILED # C1217500

DEAN HELLER

Secretary of State                                                                                                                                                                             JUL 13, 2004

204 North Carson Street, Suite 1                                                                                                                                                 in the office of

Carson City, Nevada 89701-4299                                                                                                                                                /s/ Dean Heller

(775) 684-5708                                                                                                                                                          DEAN HELLER SECRETARY OF STATE

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 79.390)

Important: Read attached instructions before completing form.                                                                     ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

ProDigital Film Labs, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

Article 1. The name of the corporation shall be

                                                      ProDigital Film Studios, Inc.

Article IV. The total authorized shares of capital stock of the corporation shall be 40,000,000 common shares at $0.0001 par value per share.

    (a) The capital stock, after the amount of the subscription price is paid in, shall be and remain non-assessable.

The private property of the stockholders shall not be liable for the debts or liabilities of the corporation.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: 72.4%

4. Effective date of filing (optional):                             June 7, 2004

                                                                           (must not be later than 90 days after the certificate is filed)

5. Officer Signature (required):   /s/ Darone M. Davis, President/CEO

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote. In addition to the affirmative vote otherwise required of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. See attached fee schedule.                                                          Nevada Secretary of State Amend78.385.2003

                                                                                                                                                                                                   Revised on: 11/03/03